77C
Results of Shareholder Votes
At the September 23, 2010, shareholder meeting, shareholders voted on the election of Trustees. With regard to the election of the following Trustees by shareholders of the Trust:

                         # of Shares                                                    # of Shares
                            In Favor                                                       Withheld

Roman Friedrich III                                                                      49,440,969                                                      1,095,468

Robert B. Karn III                                                                        49,416,575                                                       1,119,862